Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of September 20, 2006 between Diametrics Medical, Inc. (the “Company”) and Darrell Dubroc (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on September 20, 2006 (the “Commencement Date”) and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as President and Chief Operating Officer of the Company. During the Employment Period, Executive shall render such administrative, operational and other executive and managerial services to the Company and its affiliates (the “Company Group”) as are consistent with Executive’s position and the by-laws of the Company and as the Chief Executive Officer of the Company (the “CEO”) may from time to time reasonably direct. Executive shall also serve for no additional compensation or remuneration as an officer or director of the Company or such subsidiaries of the Company as may from time to time be designated by the Board.

(b) During the Employment Period, Executive shall report to the CEO and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business, operational and strategic plans approved from time to time by the CEO and shall support and cooperate with the Company’s efforts to operate in conformity with the business and strategic plans approved by the CEO. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the CEO which shall not be unreasonably withheld. Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s regular performance of duties and responsibilities hereunder in any material respect. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities, (ii) participating in industry and trade organization activities, and (iii) managing his and his family’s personal investments and affairs; provided, that Executive shall not have any ownership interest (of record or beneficial) in any firm, corporation, partnership, proprietorship or other business that competes directly with the Company’s business except for (x) an investment of not more than 1.0% of the outstanding securities of a company traded on a public securities exchange or (y) investments made through public mutual funds.

3. Compensation and Benefits.

(a) The Company shall pay Executive an annual salary (the “Base Salary”) at the rate of $250,000 in regular installments in accordance with the Company’s ordinary payroll practices (in effect from time to time), but in any event no less frequently than monthly. Beginning with the 2008 calendar year, and each year thereafter during the Employment Period, the Compensation Committee of the Board of Directors of the Company (the “Board”) shall review Executive’s Base Salary and make a determination as to whether an increase in the Base Salary is warranted.

(b) Bonuses and Incentive Compensation.

(i) Annual Bonus. For each fiscal year ending during the Employment Period, Executive will be eligible to earn an annual bonus based on achievement of performance criteria established by the Board of Directors of the Company (the “Board”) as soon as administratively practicable following the beginning of each such fiscal year (the “Annual Bonus”). The Company shall pay the Annual Bonus for each fiscal year in a single cash lump sum after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than two and a half months following the end of such fiscal year. To be eligible for an Annual Bonus pursuant to this Section 3(b), Executive must be an employee on the last day of the relevant fiscal year. For the fiscal year ending December 31, 2006, the Annual Bonus amount shall take into account Executive’s service to the Company’s subsidiary, Vanguard Synfuels, L.L.C. for the portion of calendar year 2006 prior to the date hereof.

(ii) Performance Incentive Bonus. The Company shall pay to Executive the amounts set for on Exhibit A (the “Performance Bonuses”) upon achievement of the related performance criteria set forth on Exhibit A, as determined by the Board. In addition, the Company shall pay to Executive a Performance Bonus if the Board duly resolves to abandon the achievement of the related performance criteria.

(iii) Business Development Incentive Compensation. Promptly after the date hereof, the Company will engage a third party compensation consultant to design a program to reward Executive with additional compensation that may be paid in the form of cash or equity securities for the development of new Company biodiesel plants, including the biodiesel plant in XXXXX (the “XXXXX Project”). Executive will have the opportunity to discuss any proposed program with such consultant to the extent he reasonably desires. Executive will have the opportunity to earn bonuses based on the development of the XXXXX Project and such other plants as are developed by Executive according to the parameters set forth in such program.

(c) Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives.

(d) Other Benefits. Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:

(i) participation in the Company’s retirement plans, health and welfare plans, disability insurance plans and other benefit plans of the Company as in effect from time to time, under the terms of such plans and to the same extent and under the same conditions such participation and coverages are provided generally to other senior executives of the Company;

(ii) coverage for services rendered to the Company, its subsidiaries and affiliates while Executive is a director or officer of the Company, or of any of its subsidiaries or affiliates, under director and officer liability insurance policy(ies) maintained by the Company from time to time; and

(iii) four weeks of vacation per year.

4. Termination. The Employment Period shall end on the third anniversary of the Commencement Date; provided, however, that the Employment Period shall be automatically renewed for successive one-year terms thereafter on the same terms and conditions set forth herein unless either party provides the other party with notice that it has elected not to renew the Employment Period at least 90 days prior to the end of the initial Employment Period or any subsequent extension thereof. Notwithstanding the foregoing, (i) the Employment Period shall terminate immediately upon Executive’s resignation (with or without Good Reason, as defined herein), death or Disability (as defined herein) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined herein) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 90 days from the date of such notice. The termination of the Employment Period shall not affect the respective rights and obligations of the parties which, pursuant to the terms of this Agreement, apply following the date of Executive’s termination of employment with the Company.

5. Severance.

(a) Termination Without Cause or for Good Reason. In the event of Executive’s termination of employment with the Company (i) by the Company without Cause (as defined herein) or (ii) by Executive for Good Reason (as defined herein), subject to execution and non-revocation of a Release substantially in the form attached as Exhibit B, Executive shall be entitled to the benefits set forth below in this Section 5(a).

(i) The Company shall pay Executive an amount equal to (x) one times Executive’s Annual Bonus for the year prior to termination of employment plus (y) the greater of (1) two times Executive’s Base Salary or (2) Executive’s base salary for the remaining term of this Agreement if longer than two years. The severance amount described in the previous sentence shall be paid within fourteen days of the date of termination (the “Bonus Payment Date”); provided, however, that, in the event that Executive is considered a “Specified Employee” as defined in proposed or final Treasury Regulations promulgated under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and payments under this Section 5(a) are considered “deferred compensation” under Section 409A, the Bonus Payment Date shall be delayed to the date that is six months and one day after the date of termination, and shall be paid along with interest at a floating rate equal to LIBOR from the date such payments were otherwise due to the date of payment.

(ii) The Company shall pay Executive any unpaid Performances Bonuses if the Company achieves the related performance criteria within one year of the date of termination of Executive.

(iii) The Company shall pay Executive the amounts described in Section 5(e) within 30 days of the date of termination.

(iv) Executive shall be entitled to benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under Section 4980B of the Code, or any replacement or successor provision of United States tax law, with the premium paid at the Company’s expense until the first to occur of (A) eighteen months from the date of termination or (B) such date that Executive becomes covered by successor group health coverage.

(b) Termination for Cause, Non-Renewal or Voluntary Resignation. In the event that Executive’s employment with the Company is terminated (i) by the Board for Cause, (ii) by reason of the Company or Executive electing to not renew the Employment Period as specified in Section 4, or (iii) by Executive’s resignation from the Company for any reason other than Good Reason or Disability (as defined herein), subject to applicable law, the Company agrees to pay Executive the amounts described in Section 5(e) within 30 days of the date of termination. For purposes of this Agreement, Executive’s voluntary resignation or retirement shall be considered Executive’s resignation from the Company without Good Reason.

(c) Death. In the event Executive’s employment with the Company is terminated as a result of Executive’s death, the Company agrees to the following:

(i) The Company shall pay to Executive’s estate an amount equal to Executive’s Base Salary plus Executive’s Executive’s Annual Bonus for the year prior to termination of employment. The severance amount described in the previous sentence shall be paid within fourteen days of Executive’s death.

(ii) The Company shall pay to Executive’s estate any unpaid Performances Bonuses if the Company achieves the related performance criteria within one year of the date of Executive’s death.

(ii) The Company shall pay to Executive’s estate the amounts described in Section 5(e) within 30 days of the date of termination.

(d) Disability. In the event that Executive’s employment with the Company is terminated as a result of Executive’s Disability, the Company agrees to pay Executive the amounts described in Section 5(e) within 30 days of the date of termination.

(e) Payments Upon Termination of Employment. In the case of any termination of Executive’s employment with the Company, Executive or his estate or legal representative shall be entitled to receive, to the extent permitted by applicable law, from the Company (i) Executive’s Base Salary through the date of termination to the extent not previously paid, (ii) to the extent not previously paid, the amount of any bonus, incentive compensation, and other compensation earned or accrued by Executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company for any fiscal year of the Company ended prior to the date of termination that is then unpaid, (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive, in accordance with Company policy for senior executives, as of the date of termination to the extent not previously paid, (iv) any equity awards outstanding under any Company long term incentive plans or arrangements, in accordance with the terms of the plans or arrangements under which such awards were created or maintained, and (v) all benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of the Company, in such manner and at such times as are provided under the terms of such plans and arrangements.

(f) Termination Without Cause, Non-Renewal or for Good Reason Following a Change in Control. In the event of Executive’s termination of employment with the Company (i) by the Company without Cause, (ii) as a result of the Company electing not to renew the Employment Period as specified in Section 4, or (iii) by Executive for Good Reason, in any case, during the period beginning three months before and ending two years following a Change in Control (as defined herein) of the Company, subject to Executive’s execution and non-revocation of a Release substantially in the form attached as Exhibit B, Executive shall be entitled to the benefits set forth below in this Section 5(f).

(i) The Company shall pay Executive the payments set forth in Section 5(a)(i) at the times set forth therein.

(ii) The Company shall pay Executive any unpaid Performances Bonuses if the Company achieves the related performance criteria within one year of the date of termination of Executive.

(iii) The Company shall pay Executive the amounts described in Section 5(e).

(g) No Other Payments. Except as provided in Sections 5(a), (b), (c), (d), (e) and (f) above, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

(h) No Mitigation, No Offset. In the event of Executive’s termination of employment for whatever reason, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employment or claims asserted by the Company or any affiliate; provided, that this provision shall not apply with respect to any amounts that Executive owes to the Company or any member of the Company Group on account of any loan, advance or other payment, in respect of any of which Executive is obligated to make repayment to the Company or any member of the Company Group.

(i) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall mean one or more of the following:

(A) the conviction of, or an agreement to a plea of nolo contendere to, a crime involving moral turpitude or any felony;

(B) Executive’s willful refusal substantially to perform duties as reasonably directed by the CEO under this or any other agreement;

(C) in carrying out his duties, Executive engages in conduct that constitutes fraud, willful neglect or willful misconduct which, in either case, would result in demonstrable harm to the business, operations, prospects or reputation of the Company;

(D) a material violation of the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) or other federal or state securities law, rule or regulation; or

(E) any other material breach of this Agreement.

For purpose of this Agreement, the Company is not entitled to assert that Executive’s termination is for Cause unless the Company gives Executive written notice describing the facts which are the basis for such termination and such grounds for termination (if susceptible to correction) are not corrected by Executive within 30 days of Executive’s receipt of such notice to the reasonable, good faith satisfaction of the Board.

(ii) “Change in Control” shall mean the first to occur of any of the following events:

(A) A transaction or series of transactions (other than an offering of equity securities by the Company) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(B) During any twelve-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 5(i)(ii)(A) or Section 5(i)(ii)(C)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(C) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; or

(D) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(iii) “Disability” shall mean illness or other physical or mental disability of Executive that continues for a period of at least 180 days or more in the aggregate during any 12-month period during the Employment Period, which illness or disability makes it impossible or impracticable for Executive to perform any of his duties and responsibilities hereunder with reasonable accommodation as may be required by applicable law. If a disagreement arises between Executive and the Company as to whether Executive is suffering from Disability, the question of Executive’s disability will be determined by a physician designated by the Company. If Executive disagrees with the conclusion of such physician, then such physician and Executive’s physician will choose a mutually acceptable physician to make such determination.

(iv) “Good Reason” shall mean Executive’s resignation from employment with the Company prior to the end of the Employment Period as a result of one or more of the following reasons:

(A) the Company reduces the amount of Executive’s then current Base Salary or the target for his Annual Bonus (it being understood that Executive shall not have a basis to resign for Good Reason if no bonus is paid, or the amount of the bonus is reduced as a result of the failure of Executive or the Company to achieve applicable performance targets for such bonus);

(B) a material diminution in Executive’s title, authority, duties or responsibilities or the assignment of duties to Executive which are materially inconsistent with his position; provided, however, that, following a Change in Control, any diminution of Executive’s title, duties or responsibilities shall constitute Good Reason;

(C) the failure of the Company to obtain in writing the obligation to perform this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction;

(D) material breach of this Agreement by the Company; or

(E) the requirement that Executive move his principal place of business by more than 50 miles from that previously the case without his consent.

Notwithstanding the foregoing, Executive agrees that he shall not be entitled to terminate his employment for Good Reason in the event he is subject to any unintended or adverse tax consequences under Section 409A or he is required to forfeit incentive or other compensation pursuant to Section 304 of SOX. For purposes of this Agreement, Executive is not entitled to assert that his termination is for Good Reason unless Executive gives the Board written notice describing the event or events which are the basis for such termination within 90 days after the event or events occur and such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice to the reasonable, good faith satisfaction of Executive.

6. Insurance; Indemnification and Advancement of Expenses.

(a) Insurance. The Company agrees to maintain director’s and officer’s liability insurance covering the Executive for services rendered to the Company, its subsidiaries and affiliates while Executive is a director or officer of the Company or any of its subsidiaries or affiliates.

(b) Indemnification and Advancement of Expenses. Executive shall be entitled to the benefits of Article IX of the Company’s Bylaws (or any successor provision if the Company is reincorporated in another jurisdiction). The Company shall not during the Employment Period enter into any supplemental indemnification agreement with its directors or executive officers, as such, unless Executive is offered an agreement containing terms pertaining to indemnification and advancement of expenses that are substantially identical to the most favorable indemnification and advancement of expenses terms provided to such directors or executive officers (excepting standard “Side A” and similar arrangements customarily provided solely to non-employee directors), which agreement may not be amended without advance written notice to Executive.

7. Confidential Information. Executive agrees to enter into the Company’s form of Confidentiality and Invention Assignment Agreement attached hereto as Exhibit C simultaneously with the execution of this Agreement.

8. Non-Solicitation.

(a) During the Employment Period and for two years thereafter (the “Restricted Period”), Executive shall not directly or indirectly through another person or entity (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; or (ii) induce, solicit, encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company). The Company covenants that it will not, and it will advise members of senior management of the Company and the Board not to, make any negative or disparaging statements or communications regarding Executive.

(b) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(c) Executive acknowledges that in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company would suffer irreparable harm, and, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 8(a), the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under, any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound which has not been waived; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity; and (iii) on the Commencement Date, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

10. Employment At-Will. Subject to the termination obligations provided for in this Agreement, Executive hereby agrees that the Company may dismiss him and terminate his employment with the Company, with or without advance notice and without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Executive’s relationship with the Company, or (iii) the existence or non-existence of Cause. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Diametrics Medical, Inc.

6033 West Century Blvd., Suite 850

Los Angeles, CA 90045

Attn: Chief Executive Officer

with a copy to:

Sidley Austin LLP

555 West Fifth Street, 40th Floor

Los Angeles, CA 90013

Attn: Stephen D. Blevit, Esq.

To Executive:

To the address on file in the permanent records of the Company at the time of the notice.

with a copy to:

Reginald J. Ringuet

Ringuet Daniels & Collier

302 Rue France, Suite 201

Lafayette, LA 70508

Email: rjringuet@rdandc.com

Phone: 337-232-0002

Fax:     337-232-3410

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

12. Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

13. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company (including without limitation, any successor due to reincorporation of the Company or formation of a holding company). The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder. Except as provided by this Section 16, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California regardless of the law that might be applied under principles of conflicts of laws.

18. Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Internal Revenue Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A and the Treasury Regulations thereunder, and any payment scheduled to be made hereunder that would otherwise violate Section 409A shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A and the Treasury Regulations thereunder.

20. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

21. Withholding. Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

22. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may, at his or her election, award attorneys’ fees to the prevailing party, if permitted by applicable law.

23. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company Group during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Employment Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 23, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including attorney’s fees, travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation. In the event that the obligations under this Section 23 require more than 20 hours of the Executive’s time after termination of the Employment Period, the Company shall thereafter also pay to Executive compensation at an hourly rate equal to the result of (a) the Base Salary applicable on the date of the termination of Executive’s employment, divided by (b) 1,750.

24. Facsimile Signatures. Any signature page delivered pursuant to this Agreement or any related document via facsimile shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

DIAMETRICS MEDICAL, INC.

By:	/s/ Heng Chuk
Name:	Heng Chuk
Title:	Chief Financial Officer

/s/ Darrell Dubroc
DARRELL DUBROC

Signature Page to Dubroc Employment Agreement

S-1

EXHIBIT A

DIAMETRICS MEDICAL, INC.

PERFORMANCE BONUSES

1. $ 540,598 shall be paid immediately after the close of the transactions contemplated by the Contribution Agreement dated as of the date hereof among the Company and the members of Vanguard Synfuels, L.L.C.

2. $ 540,598 shall be paid within five business days after the Pollock facility achieves a 20 million gallon annual production capacity.

3. $ 540,598 shall be paid within five business days after the consummation of XXXXX.

Exhibit A

EXHIBIT B

FORM OF RELEASE

This General Release of all Claims (this “Agreement”) is entered into by Darrell Dubroc (“Executive”) and Diametrics Medical, Inc. (the “Company”), effective as of [    ].

In further consideration of the promises and mutual obligations set forth in the Employment Agreement between Executive and the Company, dated September 20, 2006 (the “Employment Agreement”), Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the date of Executive’s termination from the Company.

2. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to Executive under the Employment Agreement and after consultation with counsel, Executive, personally and on behalf of each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors had, have, may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that Executive does not release, discharge or waive any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Executive of this Agreement, any vested benefits, any rights to indemnification, or any rights as a shareholder of the Company.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Exhibit B

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement. Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

3. Proceedings. Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

4. Remedies. In the event Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 2(b) of this Agreement within the seven-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the severance provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to a temporary restraining order or a preliminary or permanent injunction, or

Exhibit B

both, without bond or other security, restraining Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

6. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of California regardless of the law that might be applied under principles of conflicts of laws.

8. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may, at his or her election, award attorneys’ fees to the prevailing party, if permitted by applicable law.

9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Diametrics Medical, Inc.

To Executive:

With a copy to:

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

Exhibit B

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

Exhibit B

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

DIAMETRICS MEDICAL, INC.

By:
Name:
Title:

DARRELL DUBROC

Exhibit B

EXHIBIT C

CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT

Exhibit C